Exhibit 99.1

For Immediate Release

For more information: Jennifer Driscoll
Director of Investor Relations

(952) 250-5497 cellular or jennifer.driscoll@bestbuy.com

Best Buy’s December Sales
Increase 43% to $3.86 Billion
Company raises Q4 EPS guidance to $1.35 - $1.40

December Sales Summary (Dollars in billions)
	Total Sales	Total Sales Change(1)	Comparable Store Sales Change
Total Company	$3.86	43%	6.2	%(2)
Best Buy	$3.16	18%	6.2%
Musicland	$0.41	2%	3.8%
International(3)	$0.28	21%	16.6%

Year-to-Date Sales Summary (Dollars in billions)
	Total Sales	Total Sales Change(1)	Comparable Store Sales Change
Total Company	$16.48	31%	1.8	%(2)
Best Buy	$14.38	15%	1.8%
Musicland	$1.62	(1%)	(0.6%)
International(3)	$0.40	21%	17.9%

(1) The change in total Company sales reflects acquisitions of businesses from their dates of acquisition. The change in Musicland and International total sales is based on the prior year’s pro forma sales for acquired businesses.

(2) The total Company comparable store sales figure represents only Best Buy stores open at least 14 months.

(3) Total sales of Burnaby, B.C.-based Future Shop stores (International) are expressed in U.S. dollars, but Future Shop total sales change and comparable store sales figures are calculated based on Canadian dollar sales.

LAS VEGAS, Jan. 9, 2002 – Best Buy Co., Inc. (NYSE: BBY), from the Consumer Electronics Show, today reported total December sales of $3.86 billion, an increase of 43 percent. The increase in sales for the five-week period ended Jan. 5 was driven by a gain in comparable store sales of 6.2 percent and the addition of 65 Best Buy stores in the past 12 months. Sales also benefited from the inclusion of sales from Musicland’s approximately 1,300 stores, which were acquired in January 2001, and from Future Shop’s 95 stores in Canada, which were acquired in November 2001.

Strong sales of digital and video gaming products contributed to a comparable store sales increase of 6.2 percent at Best Buy stores during the month, despite the nation’s recession and on top of a 3.7-percent increase in December of fiscal 2001. Strong sales of digital products, including digital televisions, digital cameras, digital camcorders and DVD hardware, drove the results, along with significant increases in video gaming product sales. Comparable store sales increased 9.2 percent after adjusting for the calendar shift, which included more post-Thanksgiving shopping days in the third quarter.

At Musicland stores – which include Media Play, On Cue, Sam Goody and Suncoast stores – comparable store sales for the month were up 3.8 percent. Comparable store sales at Future Shop stores, which comprise the Best Buy International segment, increased by 16.6 percent.

“December sales exceeded our expectations for all of the businesses, reflecting both the strength of new products and outstanding execution across the organization,” said Brad Anderson, vice chairman, president and chief operating officer of Best Buy. “Based on these results, we are expecting our earnings for the fiscal fourth quarter to exceed 50 percent, exceeding our earlier guidance.”

In the first 10 months of the fiscal year (44 weeks), total sales grew 31 percent to $16.48 billion, reflecting 59 new Best Buy stores, as well as the acquisitions of Musicland, Future Shop and Magnolia Hi-Fi stores. Comparable store sales for the first 10 months were up 1.8 percent.

“Customer traffic is up, and the momentum of our business is encouraging,” Anderson added. “This extraordinary performance is a reflection of our employees’ commitment to our customers and the increasing appeal of our store brands.”

Best Buy Stores Benefit from Digital Product Cycle

Best Buy stores generated total sales of $3.16 billion in the period, up 18 percent. Entertainment software sales posted the largest gains in the month, driven by sales of video gaming hardware and software and DVD movies. Sales of digital televisions, digital cameras, digital camcorders, DVD hardware and home theater systems propelled an increase in sales of consumer electronics, which is expected to be the Company’s largest category in fiscal 2003. Sales of home office products declined due to a modest decline in sales of desktop computers, which was partially offset by gains in notebook computers and peripherals. Sales of major appliances drove positive comparable store sales in the category, marking a turnaround in the year-to-date trend.

“Sales of digital products – including DVD hardware and software, digital cameras and camcorders and digital TVs – are on track to be 19 percent of sales this quarter, compared with 15 percent in the prior year’s quarter,” Anderson said. “Yet it remains fairly early in the digital product cycle. Digital products are expected to grow to 23 percent of Best Buy sales by the fourth quarter of the next fiscal year.”

BestBuy.com Traffic Rises

As sales at Best Buy stores have grown, its online channel has played an integral role. This past holiday season, 19 percent of total store sales were significantly influenced by customers’ visits to BestBuy.com. BestBuy.com also had one of the highest traffic levels of all sites this holiday season, up 20 percent over last year and ranking third among competitive Internet retailers in the November/December holiday period, according to industry rankings. John Walden, president of BestBuy.com, said, “Best Buy’s technology-oriented consumer is responding well to the integrated information and sales experience offered by Best Buy stores and BestBuy.com. We believe we are at the forefront of discovering the power of clicks-and-mortar.”

Sales from Other Store Brands Increase

Sales at Musicland stores of $414 million rose 2 percent compared with the prior year’s pro forma sales, despite a decline in mall traffic. The increase reflected market share growth and the remerchandising of most Sam Goody stores to include more DVD movies, video gaming hardware and software, and consumer electronics. Comparable store sales of video game hardware and software, including two new gaming platforms, posted triple-digit gains. Amid strong new releases and a growing installed base of DVD hardware, comparable store sales of DVD movies increased in the high double digits. Sales of prerecorded music continued to decline.

Musicland currently operates approximately 640 Sam Goody stores, 400 Suncoast mall stores, 76 Media Play superstores and 220 On Cue rural stores.

At Future Shop, Canada’s largest, fastest-growing national retailer and e-tailer of consumer electronic products, comparable store sales increased 16.6 percent, which contributed to total sales of $275 million U.S. The month included a significant increase in sales during the week of Christmas and during Boxing Day, Canada’s largest shopping day of the year. The most significant increases were in sales of video game hardware and software, DVD hardware and software, digital cameras and digital televisions. Sales of wireless communications devices, notebook computers and major appliances also increased.

Sales at Magnolia Hi-Fi, the Company’s Pacific Northwest-based retailer of high-end consumer electronics, posted single-digit comparable store sales declines in the period due to the recession and high unemployment in Washington. Magnolia Hi-Fi operates 13 stores in Washington, Oregon and California.

Fourth-Quarter Earnings to Exceed Analyst Estimates

“Sales and gross margins exceeded our expectations,” said Darren Jackson, senior vice president and CFO of Best Buy. “Given the strength of our holiday performance and the current momentum of the business, our fourth-quarter earnings are anticipated to be $1.35 to $1.40 per share, which would put us on track to increase earnings nearly 30 percent for the current fiscal year.” According to First Call, the current consensus estimate for Best Buy’s fourth-quarter earnings is $1.27 per share.

Best Buy’ December sales conference call is scheduled to begin at 10 a.m. EST today and will be available on its Web site, both live and after the call, at www.BestBuy.com. Investors may access the call by clicking on “Investor Relations.”

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s No. 1 specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores and web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Magnolia Hi-Fi (MagnoliaHiFi.com), Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com) and Suncoast (Suncoast.com). The Company reaches consumers through nearly 1,900 retail stores in the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

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